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Senetek PLC

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Senetek PLC And The Thieme Brothers Settle Lawsuit

Napa, California, December 15, 2003 — Senetek PLC (NASDAQ: SNTK—News), www.senetekplc.com, and Uwe Thieme, a Senetek director, and his brother, Heiko Thieme, announced today that they have settled their legal claims against each other.

Senetek CEO Frank J. Massino commented: “We are pleased that we were able to reach a negotiated resolution of the parties’ disputes, and look forward to the upcoming Annual General Meeting and to continuing our efforts to enhance shareholder value.” Heiko Thieme, who manages The American Heritage Fund, Inc., a major Senetek shareholder, responded: “We are pleased to see an end to this expensive litigation and hope that shareholders will benefit.”

Senetek sued the Thieme Brothers in August 2003 after receiving information which suggested that the Thieme Brothers were soliciting proxies for Senetek’s 2003 Annual General Meeting in a manner that violated the federal proxy rules. The Thieme Brothers answered Senetek’s complaint by denying any wrongdoing.

Heiko Thieme acknowledges that Senetek had reasonable grounds for filing the lawsuit based on its initial information. Since the filing of the suit, however, Senetek has reviewed additional evidence and determined that Heiko Thieme did not commit any material violations of the federal proxy rules. Senetek also determined that it had not discovered any facts to indicate that Uwe Thieme had violated any of the federal securities laws.

Under the terms of the settlement, Senetek agreed to dismiss its claims against the Thieme Brothers, and Uwe Thieme agreed to dismiss his counterclaim against Senetek for defense costs, expense indemnification and insurance coverage. In addition, the parties agreed to a procedure for selecting a Director to replace Uwe Thieme. Senetek agreed that it will nominate and recommend Uwe Thieme for re-election to the Board until such time as Uwe Thieme is replaced by a mutually acceptable Director, Uwe Thieme agreed to withdraw his nomination of Peter Stockfisch for election as a Director, and the Thiemes agreed to abstain from voting on any resolutions at the upcoming 2003 Annual General Meeting and to refrain from making any nominations for election of Directors or soliciting any proxies for the 2003 and 2004 Annual General Meetings. Finally, Senetek agreed to pay a portion of the Thiemes’ legal fees in the amount of $65,000, and the parties exchanged mutual general releases of all claims.

About Senetek PLC

Senetek PLC (NASDAQ: SNTK—News), www.senetekplc.com, is a biopharmaceutical company focused on developing and co-marketing products in the key skincare/dermatologicals and sexual dysfunction categories worldwide.

Visit Senetek PLC’s Web site at http://www.senetekplc.com.

Senetek PLC Investor Relations Contact:

1-707-226-3900 ext. 102

E-Mail: Pknopick@eandecommunications.com

Safe Harbor Statement:

This news release may contain statements that may be considered “forward-looking statements” under the federal securities laws, including statements concerning the Company’s financial stability, its expectations of continued growth and profitability and its intent to expand its overseas business. Forward-looking statements by their nature involve substantial uncertainty and there can be no assurance that actual results or events will not differ materially from those in the forward-looking statements as a result of various factors, including the risks and uncertainties described in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2001 and Quarterly Reports of Form 10-Q for the subsequent calendar quarters of 2002, filed with the Securities and Exchange Commission. In addition, while the Company has attempted to identify in those filings the principal factors that it believes could result in such material differences, there can be no assurance that it has identified all of such factors or all of the ways in which such factors may affect future results or events.

News Source: Senetek PLC

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